Exhibit 3.2

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
MAJESCO

The undersigned, Ketan Mehta and Lori Stanley, hereby certify that:

ONE:  They are the duly elected and acting President and Secretary, respectively, of Majesco, a California corporation.

TWO:  The Articles of Incorporation of the corporation are amended and restated in full to read as follows:

ARTICLE I

NAME

The name of the corporation is Majesco (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of California (the “General Corporation Law”), other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

CAPITAL STOCK

1.           The total number of shares of all classes of stock that the Corporation is authorized to issue is 500,000,000 of which 450,000,0000 shall be shares of common stock, par value $0.002 per share (“Common Stock”), and 50,000,000 shall be shares of preferred stock (“Preferred Stock”), par value $0.002 per share. The Preferred Stock may be issued in one or more series. The board of directors of the Corporation (the “Board”) is authorized (a) to fix the number of shares of Preferred Stock of any series; (b) to determine the designation of any such series; (c) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series; and (d) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued class or series.

ARTICLE IV

DIRECTORS

1.           Each director, including a director elected to fill a vacancy, shall hold office until the next annual meeting of shareholders and his or her successor is elected, or his or her earlier resignation or removal.

2.           Vacancies in the Board, including, without limitation, vacancies created by the removal of any director, may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director.

ARTICLE V

AFFILIATE GOING PRIVATE TRANSACTIONS

The Corporation, Majesco Limited, Mastek Limited, Mastek (UK) Ltd. and their Affiliates shall not engage in any Affiliate Going Private Transaction (as defined below) for a period of 24 months following June 26, 2015, unless such Affiliate Going Private Transaction is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of more than 50% of the outstanding voting stock which is not owned by Majesco Limited, Mastek Limited, Mastek (UK) Ltd. and their Affiliates. Notwithstanding the foregoing, voting stock held by Majesco shall be counted for the purposes of determining the presence of a quorum and any director nominated, employed, or engaged by, or otherwise associated with Majesco Limited, Mastek Limited, Mastek (UK) Ltd. and their Affiliates shall not be restricted or limited in the exercise of his or her fiduciary duty.

The foregoing shall not restrict in any manner the Corporation or Majesco Limited, Mastek Limited, Mastek (UK) Ltd. and their Affiliates in responding to, voting in favor of, or accepting an offer from any other Person that is not Majesco Limited, Mastek Limited, Mastek (UK) Ltd. and their Affiliates in regards to any business combination, going private transaction or other transaction; provided, that the amount and type of consideration per share of voting stock to be received by Majesco Limited, Mastek Limited, Mastek (UK) Ltd. and their Affiliates in such transaction, if any, shall not be different from the amount and type of consideration to be received in such transaction with respect to the outstanding voting stock which is not owned by Majesco Limited, Mastek Limited, Mastek (UK) Ltd. and their Affiliates.

As used in this section only, the term:

(i) “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another Person.

(ii) “Affiliate Going Private Transaction” means (a) a purchase of voting stock of the Corporation by Majesco Limited, Mastek Limited, Mastek (UK) Ltd. and their Affiliates, (b)

a business combination of the Corporation with any of Majesco Limited, Mastek Limited, Mastek (UK) Ltd. or their Affiliates, or (c) a tender offer for, or requests for invitation for tenders of voting stock of the Corporation made by Majesco Limited, Mastek Limited, Mastek (UK) Ltd. and their Affiliates, in each of clauses (a), (b) and (c), the effect of which is to cause the common voting stock of the Corporation that is registered under the Securities Exchange Act of 1934 (the “Exchange Act”) to become eligible for termination of registration under the Exchange Act or to cause such common voting stock of the Corporation registered under the Exchange Act to cease to be listed on a national securities exchange or cease to be quoted on an authorized interdealer quotation system.

(iii) “Control," including the terms "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(iv) "Owner," including the terms "own" and "owned," when used with respect to any stock, means a person that individually or with or through any of its Affiliates: (i) beneficially owns such stock, directly or indirectly; or (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; or (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of such stock with any other person that beneficially owns, or whose Affiliates beneficially own, directly or indirectly, such stock.

(v) "Person" means any individual, corporation, partnership, unincorporated association or other entity.

(vi) "Voting stock" means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

In addition to any other requirements under California law, any amendment or modification to, or repeal of, this Article V shall require the affirmative vote of more than 50% of the outstanding voting stock which is not owned by Majesco Limited, Mastek Limited, Mastek (UK) Ltd. and their Affiliates.

ARTICLE VI

LIABILITY OF DIRECTORS FOR MONETARY DAMAGES:
INDEMNIFICATION OF, AND INSURANCE FOR, CORPORATE AGENTS

1.           The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

2.           The Corporation shall have the power, by bylaw, agreement or otherwise, to provide indemnification of agents (as defined in Section 317 of the General Corporation Law) of the Corporation to the fullest extent permissible under California law and in excess of that expressly permitted under Section 317 of the General Corporation Law, solely subject to the limits on such excess indemnification set forth in Section 204 of the General Corporation Law.

3.           The Corporation shall have the power to purchase and maintain insurance on behalf of any agent (as defined in Section 317 of the General Corporation Law) of the Corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such to the fullest extent permissible under California law and whether or not the Corporation would have the power to indemnify the agent under Section 317 of the General Corporation Law or these Articles of Incorporation.

4.           For the purposes of this Article VI, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger and the corporation which, if its separate existence had continued, would have had power and authority to (or in fact did) indemnify its directors, officers or agents, so that any person who is or was a director, officer or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE VII
BY-LAWS

The Board of Directors is expressly authorized to make, amend or repeal the bylaws of the Corporation, without any action on the part of the shareholders, except as otherwise required by the General Corporation Law, solely by the affirmative vote of at least a majority of the total number of directors on the Board of Directors. The bylaws may also be amended or repealed by the shareholders, by the approval of a majority of the outstanding shares of the Corporation.

THREE:               The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

FOUR:                 The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the

California Corporations Code. The total number of outstanding shares entitled to vote with respect to the amendment and restatement of the Articles of Incorporation is thirty million five hundred seventy five thousand (30,575,000) shares. The number of shares voting in favor of the amendment and restatement of the Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in these Amended and Restated Articles of Incorporation are true and correct of our own knowledge, as executed on this 22nd day of June, 2015.

/s/ Ketan Mehta	/s/ Lori Stanley
Ketan Mehta, President	Lori Stanley, Secretary

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